Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name of Subsidiary	Jurisdiction of Organization
Allied VGH Inc.(1)	Nevada
Allied VNC Inc.(2)	Nevada
Victory Gold Inc.(2)	Nevada
Victory Exploration Inc.(3)	Nevada
Hycroft Resources & Development, Inc.(2)	Nevada
Allied Nevada Gold Holdings LLC(1)	Nevada
Allied Nevada Delaware Holdings Inc.(1)	Delaware
Allied Nevada (Cayman) Corp.(4)	Cayman Islands

(1)	100% owned by Allied Nevada Gold Corp.
(2)	100% owned by Allied VGH Inc.
(3)	100% owned by Victory Gold Inc.
(4)	100% of Class A Shares owned by Allied Nevada Gold Corp.; 100% of Class B Shares owned by Allied Nevada Delaware Holdings Inc.